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                                                                    EXHIBIT 21.1

                          SUBSIDIARIES OF BRYLANE INC.

VP Holding Corporation, a Delaware corporation/1/

VGP Corporation, a Delaware corporation/2/

VLP Corporation, a Delaware corporation/2/

Brylane, L.P., a Delaware limited partnership/3/

Brylane Capital Corp., a Delaware corporation/4/

B.L. Management Services, Inc., a Delaware corporation/4/

B.L. Catalog Distribution, Inc., a Delaware corporation/4/

B.N.Y. Service Corp., a Delaware corporation/4/

K.S. Management Services, Inc./4/

B.L. Management Services Partnership, a New York general partnership/5/

B.L. Catalog Distribution Partnership, an Indiana general partnership/6/

C.O.B. Management Services, Inc., a Delaware corporation/4/

Chadwick's Tradename Sub, Inc., a Delaware corporation/4/

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     /1/ Upon consummation of the Offering Plan, 100% of the issued and outstanding shares of common stock of VP Holding Corporation will be owned by Brylane Inc.

     /2/ 100% of the issued and outstanding shares of common stock of each of these entities is owned by VP Holding Corporation.

     /3/ VGP Corporation owns the sole general partnership interest in this partnership with a 19.9% profit and loss interest therein; VLP Corporation owns a 38.8% limited partnership interest. Immediately following consummation of the Offering Plan, VLP Corporation will also own the remaining 41.3% limited partnership interest.

     /4/ 100% of the issued and outstanding shares of common stock of each of these entities is owned by Brylane, L.P.

     /5/ B.N.Y. Service Corp. owns a 99% general partnership interest in this partnership; B.L. Management Services, Inc. owns the remaining 1% general partnership interest.

     /6/ Brylane, L.P. owns a 99% general partnership interest in this partnership; B.L. Catalog Distribution, Inc. owns the remaining 1% general partnership interest.